PROMISSORY NOTE

US$675,000.00                                 April 12, 2016

All references in this Note to monies are to U.S. Dollars

1.    Promise to Pay. In lieu of cash payment and in connection with the Purchase Price Adjustment Agreement executed on even date herewith, CALPIAN, INC., a Texas corporation (“Maker”), from and on the date hereof, promises to pay to the order of eVance Processing, Inc. (“Holder”) as set forth in this Promissory Note (“Note”), the principal sum of Six-Hundred-Seventy-Five-Thousand dollars ($675,000.00) (the "Principal Amount").
2.    Payment. All amounts payable here under shall be paid in lawful money of the United States by certified check or wire transfer. Maker may repay all or any portion of the unpaid principal amount of this Note without any premium or penalty. The unpaid principal under this Note shall become due and payable on November 30, 2017 (the “Maturity Date”). This Note shall bear interest at the rate of 12% per annum calculated on the basis of a 360-day year, which interest shall be due and payable on a monthly basis, on or before the 15th calendar day of each month starting April 15, 2016.

3.     Security. The Holder’s interests hereunder shall be secured by 2,000,000 shares of the Maker’s common stock as set forth in that certain Escrow Agreement by and between the Maker, the Holder and the Escrow Agent (as defined therein) entered into on even date herewith.

4.    Notices. Any demand, notice or other communication to be given in connection with this Note shall be given in writing and shall be given by personal delivery, by registered mail or by electronic means of communication addressed to the recipient as follows:

To the Holder:     eVance Processing, Inc.

6363 North State Highway 161, Suite 310
Irving, Texas 75068
Attention: Robert Winspear
Email: bob@excelcorpusa.com

To Maker:         Calpian, Inc.
500 North Akard Street, Suite 2850
Dallas, Texas 75201
Attention: Harold Montgomery
Email: HMontgomery@Calpian.com

or to such other address, individual or electronic communication number as may be designated by notice given by either party to the others in accordance herewith. Any demand, notice or other communication given by personal delivery shall be conclusively deemed to have been given on the day of actual delivery thereof and, if given by registered mail, on the 5th day following the deposit thereof in the mail and, if given by electronic communication, on the day of transmittal (with receipt confirmed) thereof. If the party giving any demand, notice or other communication knows or ought reasonably to know of any difficulties with the postal system which might affect the delivery of mail, any such demand, notice or other communication shall not be mailed but shall be given by personal delivery or by electronic communication.

5.     Amendments. Any provision of this Note may be amended only with the written consent of Maker and the Holder. Any amendment effected in accordance with this Section 4 shall be binding upon Maker and the Holder and their permitted assigns and successors.

6.     No Right of Set Off. Maker shall have no right of set off or counterclaim with respect to the monies owing hereunder, and Maker hereby waive presentment; protest and notice of every kind and waives any defenses based upon indulgences, which may be granted by the Holder to Maker.

7.    Jury Waiver. The Holder and Maker hereby waive the right to any jury trial in any action, proceeding, or counterclaim brought by either Holder or Maker against the other.

8.    Governing Law. This Note will be governed by the laws of the State of Texas without regard to its conflicts of law provisions.

MAKER:                         HOLDER:
CALPIAN, INC.                     eVance Processing, Inc.

By:	/s/ Harold Montgomery	By:	/s/ Robert L. Winspear
Name:	Harold Montgomery	Name:	Robert L. Winspear
Title:	Chief Executive Officer	Title:	Chief Financial Officer